MANUFACTURING AND FULFILLMENT AGREEMENT

This Manufacturing and Fulfillment Agreement (the "Agreement"), dated July 29th 2023, is between Tempo Automation Holdings, Inc., a Delaware corporation ("Customer"), and 123PCB Corporation, a California corporation (*dba* Network PCB) ("Manufacturer").

RECITALS

Customer desires Manufacturer to: (a) manufacture certain products identified on Exhibit A hereto and made a part hereof (the "Products") to the specifications mutually agreed between TA Client (defined below), Customer, and Manufacturer, and under the terms and conditions described below; (b) delivery of the Products directly to Customer's clients ("TA Client") addresses identified in the quotes/purchase/sales orders delivered by Customer to Manufacturer from time to time in order to complete delivery of the Products.

AGREEMENT

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Manufacture and Transportation of Products.

(a) Customer will encourage TA Clients to modify or assign new and existing purchase agreements to Manufacturer as party to, or the beneficiary of, the purchase agreements ("Initial Orders"). To the extent the terms and conditions of this Agreement conflict with the terms and conditions of an Order, the terms and conditions of this Agreement shall control, unless the Order explicitly states that such terms and conditions are intended by the Parties to modify the conflicting terms and conditions of this Agreement and an authorized representative of Manufacturer has counter-signed such Order. TA Client, Customer and Manufacturer will mutually agree on the manufacturing, labeling, inventory warehousing, packaging, order processing, shipment, and product return management services in connection with such Orders in accordance with the terms and conditions set forth herein ("Services"), and will include the Services to be provided in the applicable Exhibit A.

(b) Customer agrees to allow Manufacturer use of Customer's administrative tools and software, to the extent available and that use of such tools are not dependent on any continued expenditures from Customer. In cases where additional expenditures are required, Customer will make its best efforts to facilitate transferring financial responsibility to Manufacturer, should Manufacturer request it.

(c) Customer agrees to provide access to Customer's files, manufacturing drawings, manufacturing knowhow, etc.

(d) Manufacturer shall manufacture, label, package, store, invoice and ship to TA Clients at the location specified in the Order the Products set forth in Exhibit A in accordance with customary manufacturing practices prevailing in the industry and in material compliance with the terms of this Agreement.

(e) Manufacturer will ship the Products in the sizes and with the packaging specified, and shall label the Products with the Marks, using the labels specified by Customer, as provided in Section 4 below.

(f) Manufacturer shall report Product status via email when requested by Customer.

(g) Manufacturer agrees to be open for business, to provide Services and to schedule deliveries of Products during its normal business hours, during normal business days.

(h) Manufacturer may provide a portion of the Services through its authorized subcontractors, subject to the following requirements: (i) all subcontractors must agree to be bound by all applicable provisions of

this Agreement; (ii) such subcontractors may not further subcontract the Services to third parties; (iii) Manufacturer shall monitor the activities of its subcontractors to ensure compliance with the requirements of this Agreement; (iv) Manufacturer will be responsible and liable for the Services provided by subcontractors as though such Services were provided directly by Manufacturer itself, and Manufacturer will be responsible and liable to Customer for any breach by its subcontractors of the requirements and applicable terms of this Agreement; and (v) Manufacturer shall be solely liable for any payments due to subcontractors.

(i) Manufacturer agrees to provide properly qualified, trained, and, to the extent necessary, licensed, Personnel to perform the Services. All Manufacturer Personnel shall conduct themselves in a professional manner in providing the Services.

(j) Upon reasonable prior notice, Customer, TA Clients or their designated agents/representatives shall, during normal business hours, have the right to inspect and audit the Products and the physical and administrative facilities of Manufacturer.

(k) Manufacturer shall obtain and maintain in good standing all necessary licenses, permits, and authorizations required to manufacture and distribute the Products, including but not limited to the certifications in Exhibit E, and any other applicable certifications or regulatory requirements. In the event that Manufacturer is unable to obtain or maintain in good standing any necessary certification or comply with any regulatory requirement that affects Manufacturer's ability to fulfill an Order, Manufacturer shall promptly notify Customer and the parties will work together in good faith to find a mutually agreeable solution.

2. Orders; Cancellations.

(a) The parties acknowledge that all Products will be ordered by Customer or TA Clients in writing by submitting the Orders to Manufacturer, and by Manufacturer's confirmation in writing of the acceptance of such Orders.

(b) Cancellations may be made in writing by Customer. In the event of such cancellation, the Customer and/or TA Clients agree to provide pro rated compensation to the Manufacturer for any work already completed, and full compensation of all costs incurred.

(c) TA Clients and/or Customer may reject and refuse to pay for Products within 15 days of delivery which (i) do not materially comply with the Specifications, (ii) have been damaged during storage or handling while the Products were in Manufacturer's custody, or (iii) are not in material compliance with the applicable terms and conditions of this Agreement. Manufacturer shall be given reasonable time and opportunity to cure any such non-compliance or deficiency.

(d) Risk of damage or loss to Products shall remain with Manufacturer until the same is received by the carrier in accordance with the terms and conditions of this Agreement. Notwithstanding anything to the contrary in the foregoing, or elsewhere in this Agreement, if TA Client rejects: (i) Manufacturer's advice on packaging, or (ii) Manufacturer's advice on shipping or shipping carrier, then risk of damage or loss to Products shall pass to TA Client as soon as the Products are received by the carrier. TA Client's acceptance or rejection of Manufacturer's advise regarding packaging and shipping/shipping carrier will be indicated as part of the Specifications on Exhibit C.

3. Compensation.

(a) The price for each Product and shipping to the designated destinations are set forth on the Order. If however, during the term of the Order, TA Client make changes to the Products or the Specifications, then the prior price for each Product shall not be valid, and a new price for each Product so changed shall be mutually agreed by all parties.

(b) For all Orders, Manufacturer shall pay Customer: (i) the price set forth in an Order Fee in the amount set forth in Exhibit D, and (ii) the cost of any inventory provided by Customer to Manufacturer to fulfill the Order ("Inventory Cost").

a. In cases where the TA Client has fully paid Customer for inventory, and all inventory necessary to commence manufacturing has been received, Customer will transfer said inventory to Manufacturer at no charge.

b. In cases where TA Client has fully paid Customer for inventory, but not all inventory necessary to commence manufacturing has been received, Customer and Manufacturer agree to use best efforts to find a mutually beneficial arrangement to complete the Order

c. In cases where TA Client has fully paid Customer for manufacturing execution, Manufacturer agrees to complete manufacturing on such terms to be mutually agreed between Customer and Manufacturer on a case-by-case basis, and Customer agrees that said orders will be exempted from the Order Fee.

(c) For orders received from TA Clients after the Initial Orders, Manufacturer agrees to pay customer the price set forth in an Order Fee in the amount set forth in Exhibit D, unless TA client is already a customer of Manufacturer (defined has having done greater than $100,00 in orders over the last twelve (12) months), in which case the Order fee is reduced by 30%.

(d) Manufacturer shall maintain the records of shipments and invoices for orders fulfilled by manufacturer and.

(e) Manufacturer will invoice and collect amounts owed from TA Client for Orders fulfilled. Payment to Customer for Orders Fee and Inventory Cost shall be due 10 days from the end of the calendar month in which the Products are shipped to the TA Client and payment by TA Client is received by Manufacturer.

(f) The payment term shall be net 45 days, unless otherwise agreed to by the parties in writing.

4. Labeling.

(a) Customer hereby grants Manufacturer a limited, non-exclusive, non-transferable license as to the Marks for the purpose of allowing Manufacturer to perform its obligations under this Agreement. Manufacturer agrees not to use, directly or indirectly, any other trademarks that are colorable imitations of or confusingly similar to the Marks. Manufacturer agrees that it shall not register the Marks listed on Exhibit B (including any colorable imitations, translations, or transliterations thereof) or participate directly or indirectly in such registration without Customer's prior written consent. Manufacturer further acknowledges and agrees that if it has obtained or obtains in the future, in any country, a right, title, or interest in the Marks (including any colorable imitations, translations, or transliterations thereof), or in any other trademark or service mark owned by Customer, Manufacturer has acted or will act as an agent for the benefit of Customer for the limited purpose of obtaining such registrations and assigning them to Customer. Furthermore, Manufacturer agrees that it shall immediately notify Customer of any potential infringements of the Marks as it shall become aware. Manufacturer also agrees that it will not directly or indirectly (by causing others or otherwise) use or take any action challenging or opposing, or raise any questions concerning, the validity of the Marks. Any costs related to labeling shall be paid by Manufacturer to the provider of such Services. Customer shall, subject to the size specification provided by Manufacturer, provide Manufacturer with the design and color specification for the label for each Product covered by this Agreement and for each Mark to be used on the packaging for each Product.

(b) Nothing herein is deemed to grant to Manufacturer any right or license to use the Marks for any purpose other than the labeling of Products for sale by Customer as provided in this Agreement.

5. Representations and Warranties.

(a) Manufacturer hereby represents to Customer that:

(i) Manufacturer has the full legal right, power and authority to enter into this Agreement.

(ii) This Agreement is the legal, valid, and binding obligation of Manufacturer, enforceable against Manufacturer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws of general application or by general principles of equity.

(iii) Manufacturer is not subject to, nor is it aware of any pending or threatened order, injunction, enforcement action or other proceeding by any local, state or federal governmental agency regarding the manufacturing processes or storage conditions, of any products produced by Manufacturer.

(iv) Manufacturer shall make available to Customer, at Customer's request, the results of all federal, state and local inspection reports and audits conducted from 90 days before to 90 days after the Term of this Agreement and relating to or affecting (1) Manufacturer's facilities, or (2) equipment, materials, packaging materials, labeling, work in process or Products located therein.

(v) The signing and delivery of this Agreement by Manufacturer and the performance by Manufacturer of all of Manufacturer's obligations under this Agreement will not breach any agreement to which Manufacturer is a party, or give any person the right to accelerate any obligation of Manufacturer; violate any law, judgment, or order to which Manufacturer is subject; or require the consent, authorization, or approval of any person, including but not limited to any governmental body.

(vi) Other than the representations and warranties made in this Section 5(a), Manufacturer disclaims all other representations and warranties, whether express or implied, written or oral, and Manufacturer shall not be responsible for any representations or warranties regarding Manufacturer made by Customer to TA Clients or any other third party.

(b) Customer hereby represents to Manufacturer that:

(i) Customer has the full legal right, power and authority to enter into this Agreement.

(ii) Customer (or its affiliates or licensees) is the exclusive owner of the Marks, that it has the right to grant the non-exclusive license described above, that it has not granted or agreed to grant any assignment, license, right or privilege which conflicts with the express provisions of this Agreement.

(iii) This Agreement is the legal, valid, and binding obligation of Customer, enforceable against Customer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws of general application or by general principles of equity.

(iv) The signing and delivery of this Agreement by Customer and the performance by Customer of all of Customer's obligations under this Agreement will not breach any agreement to which Customer is a party, or give any person the right to accelerate any obligation of Customer; violate any law, judgment, or order to which Customer is subject; or require the consent, authorization, or approval of any person, including but not limited to any governmental body.

(v) Customer has the right to assign this contract, its economic value and any terms, rights and conditions of this contract following any change of control, or bankruptcy to its then owners whether affiliated or not. It is expected that the Customer's senior creditors will retain receivership over the payment obligations

(c) DISCLAIMER: EXCEPT AS OTHERWISE SET FORTH IN THIS SECTION 5, NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ORDERS, PRODUCTS, SERVICES OR ANY OBLIGATIONS UNDER THIS AGREEMENT,

AND BOTH PARTIES EXPRESSLY DISCLAIM THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6. Covenant. Manufacturer covenants and agrees as follows:

(a) Manufacturer shall follow the Specifications provided by Customer and/or TA client for Products and Services identified in Exhibit A and shall follow applicable laws, rules, and regulations, in its purchasing, manufacturing, labeling, packaging, storing, and shipping of the Products.

(b) All books and records maintained or retained pursuant to this Agreement shall be retained by Manufacturer for a period of at least three (3) years, or longer if so required by federal, state, or local laws, rules, or regulations.

7. Indemnification.

(a) Each party shall defend, indemnify and hold the other party and its respective officers, directors, officers, agents and employees harmless from and against any and all damages, losses, liabilities, claims, suits, costs and expenses (including reasonable attorneys' fees) resulting from a breach of an express warranty set forth above. No party shall be liable for damages in excess of the total Order Fee of the applicable Order. Notwithstanding the foregoing, or anything else to the contrary in this Agreement, no party shall be liable for consequential, incidental, indirect, or special damages (including but not limited to lost profits).

(b) Indemnification Procedures. The party entitled to indemnification under this Agreement ("Indemnitee") agrees to give the party from whom indemnification is sought ("Indemnitor") prompt written notice of any claim subject to indemnification. Indemnitor shall have the right to defend against any claim with counsel of its own choosing and to settle the claim as Indemnitor deems appropriate. Where an Indemnitor has been given notice of a claim and assumed its responsibility to defend with respect thereto, the Indemnitor shall not be required to indemnify an Indemnitee for any amounts paid or payable by the Indemnitee in the settlement of any claim which was agreed to without the written consent of the Indemnitor. Indemnitee agrees to reasonably cooperate with Indemnitor in the defense and settlement of any claim.

8. Term.

(a) This Agreement shall run for a period of sixty (60) months from the date hereof. This Agreement shall renew automatically for a period of six (6) months unless either party provides written notice of non-renewal to the other party at least thirty (30) days prior to the expiration of the then-current term.

(b) Manufacturer may terminate this Agreement immediately:

(i) If Customer fails to perform any other obligation under this Agreement within 15 days of notice from Manufacturer specifying such failure, or if such failure cannot be cured within such 15-day period, then Customer shall not be in default hereunder so long as Customer commences cure within such 15-day period;

(ii) If a receiver is appointed to the possession of all or substantially all of Customer's property, Customer makes a general assignment for the benefit of creditors or files a voluntary petition in bankruptcy, or Customer is the subject of an involuntary petition in bankruptcy and such involuntary petition is not dismissed within one hundred twenty (120) days of filing;

(iii) At any time after the initial 60-month term of this Agreement upon 60 days' written notice to Customer of Manufacturer's election to terminate this Agreement.

(c) Customer may terminate this Agreement immediately:

(i) If Manufacturer fails to make any payment due under this Agreement and such nonpayment continues 30 days after written notice from Customer that any payment due hereunder is late;

(ii) If Manufacturer fails to perform or meet any material term or condition hereof and has failed to correct same within 30 days after written notice of such failure by Customer;

(iii) If Manufacturer ceases to do business as a going concern or ceases to conduct its operations in the normal course of business, becomes insolvent, a receiver is appointed to the possession of all or substantially all of Manufacturer's property, Manufacturer makes a general assignment for the benefit of creditors or files a voluntary petition in bankruptcy, or Manufacturer is the subject of an involuntary petition in bankruptcy and such involuntary petition is not dismissed within one hundred twenty (120) days of filing; or

(iv) At any time after the initial 60-month term of this Agreement upon 60 days' written notice to Manufacturer of Customer's election to terminate this Agreement.

(d) Following any termination, (i) Manufacturer shall fulfill any outstanding Orders, and shall pay any outstanding Order Fee or Inventory Cost in accordance with this Agreement, (ii) Customer shall have the right to sell all remaining stock of Products in Customer's possession, and (iii) Customer shall reimburse Manufacturer for Manufacturer's actual cost for any unused materials ordered specifically for Products manufactured solely for Customer, to the extent that such materials are not otherwise used by Manufacturer in its operations. In the case of termination, the Agreement will be null and void. Notwithstanding the foregoing, the following sections will survive any such termination and continue in full force in accordance with their terms: Section 7, Section 8, Section 9, Section 3 (and any payments to be made pursuant to this Agreement shall remain payable), Section 11 and Section 12.

9. Confidentiality.

(a) "Confidential Information" means this Agreement and all confidential or otherwise proprietary business and technical information relating to the parties and their respective businesses, including, without limitation, TA Clients, Orders, ideas, know-how, trade secrets, production, manufacturing and sales techniques, financial statements and data, Specifications, sources of supply, advertising, actual and prospective customers, pricing, costing, and accounting procedures. Confidential Information does not include information that is in the public domain at the time of disclosure by the disclosing party; that enters the public domain after disclosure by the disclosing party through no fault of the receiving party; that was or is separately disclosed to the receiving party by a third party not itself subject to an obligation of confidentiality to the disclosing party with respect to such information; or that was in the receiving party's possession at the time of disclosure by the disclosing party.

(b) Each party agrees to maintain the Confidential Information in strict confidence and, except to the extent expressly permitted in this Agreement or otherwise consented to in writing by the other party, that the Confidential Information will not be disclosed by it or its "Representatives" (defined to include affiliates, directors, shareholders, officers, employees, agents, subcontractors, consultants, members, managers, advisors, or other representatives including legal counsel, accountants and, in the case of Customer, its Distributors) to any "Person" (defined to include individuals, partnerships, companies, limited liability companies, entities, corporations, or agents thereof) except with the specific prior written consent of the other. Notwithstanding anything to the contrary in this Section 9, Manufacturer and Customer may make disclosures regarding this Agreement to prospective investors or acquirors, and any disclosures required by legal, accounting, or regulatory requirements.

10. Insurance.

(a) Coverages. Manufacturer will maintain, at its sole expense, a valid policy(ies) of insurance from reputable highly rated carrier(s) with at least the following coverages, on an "occurrence basis" and not on a "claims-made" basis:

(i) Workers' Compensation insurance in the amounts required by applicable law and Employer's Liability insurance at $100,000 per occurrence.

(ii) General Liability insurance providing bodily injury, property damage, products and completed operations, and contractual liability coverage, with $1,000,000 combined single limit per occurrence.

(iii) Cargo Liability insurance providing coverage for the Products, with a $50,000 limit per occurrence per truck or other carrier vehicle.

(b) Certificates. Within ten (10) days after the Effective Date and upon request from time to time by Customer, Manufacturer will provide Customer with a certificate or certificates of insurance evidencing the insurance coverages described in this Section.

(c) No Limitation of Liability By Reason of Insurance. Manufacturer's or its subcontractors' purchase of any insurance shall not in any way be interpreted to limit Manufacturer's liability under this Agreement or otherwise.

11. LIMITATION OF LIABILITY

(a) IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS) FOR ANY CLAIM ARISING UNDER THIS AGREEMENT, REGARDLESS OF THE CAUSE OF ACTION AND EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b) EACH OF THE PARTIES SHALL BE LIABLE TO THE OTHER FOR ANY DIRECT DAMAGES ARISING OUT OF OR RELATING TO ITS PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT; PROVIDED, HOWEVER, THAT THE LIABILITY OF A PARTY TO THE OTHER PARTY, WHETHER BASED ON AN ACTION OR CLAIM IN CONTRACT, EQUITY, NEGLIGENCE, TORT OR OTHERWISE, FOR ANY EVENT, ACT OR OMISSION SHALL NOT EXCEED THE AMOUNTS SET FORTH IN SECTION 7 ABOVE.

(c) THESE LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION 11 SHALL NOT APPLY TO: (i) A PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; AND (ii) A PARTY'S BREACH OF PAYMENT OBLIGATIONS UNDER THIS AGREEMENT.

12. Miscellaneous.

(a) Relationship of Parties. Manufacturer and Customer are independent contractors for the purpose of this Agreement. Neither the execution, delivery nor performance of this Agreement will be construed to constitute either party as an agent or representative of the other for any purpose. Neither the execution, delivery nor performance of this Agreement will be deemed to establish a joint venture or partnership between the parties. Except as otherwise provided herein, neither party has the authority to (i) bind the other party by or to any contract, representation, understanding, act or deed, (ii) represent that either party is an agent of the other party, or (iii) represent that either party is responsible for the acts or omissions of the other party. This is a non-exclusive agreement. Customer has no obligation to make orders in any particular number.

(b) Force Majeure. The parties shall not be responsible for any failure to perform due to unforeseen circumstances or causes beyond their reasonable control and without any fault of the non-performing party, including but not limited to acts of God, pandemic, war, riot, embargoes, acts of civil or military authorities, fires, floods, accidents, strikes, or shortages of transportation, facilities, fuel, energy, labor, or materials. In the event of any such delay, the party that is prevented from, or delayed in performing any of its obligations under this Agreement may defer performance hereunder for a period equal to the time of such delay.

(c) Severability. If any provision of this Agreement shall be prohibited or unenforceable by any applicable law, the provision shall be ineffective only to the extent and for the duration of the prohibition or unenforceability, without invalidating any of the remaining provisions.

(d) Waiver. The temporary, limited, or specific waiver of any term, provision, or condition of this Agreement or a breach thereof will not be considered a waiver of any other term, provision, or condition, or of any subsequent breach of the same term, provision, or condition.

(e) Entire Agreement. This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations or understandings either oral or written between the Parties relating to the subject matter hereof.

(f) Assignability. This Agreement shall be binding upon and be for the benefit of the parties and their legal representatives, successors, and assigns. Neither party may assign this Agreement without the prior written consent of the other provided, however, that either party may assign this Agreement to an affiliate or to any successor to substantially all of the business of such party.

(g) Choice of Laws. This Agreement shall be interpreted and construed in accordance with the laws of the state of California, without giving effect to choice of law rules. The Parties consent to jurisdiction and venue in the state and federal courts located in Santa Clara County, California.

(h) Notice. All notices, bills and payments shall be made in writing and may be given by personal delivery, via overnight courier requiring a signature for delivery, or by certified or registered mail, return receipt requested. Notices, bills and payments sent by mail should be addressed as follows:

Customer:	Manufacturer:
Tempo Automation Holdings, Inc. Attn: Legal 2460 Alameda Street San Francisco, CA 94103 joy@tempoautomation.com	123PCB Corporation dba Network PCB Attn: Kevin Le 1371 Oakland Rd San Jose, CA 95112-1317 kevin.le@networkpcb.com

and when so addressed shall be deemed given 5 days after deposited in the U.S. mail, first class, postage prepaid, and postmarked. In all other instances notices, bills, and payments shall be deemed given at the time of actual delivery. Changes may be made in the names and addresses of the person to whom notices, bills, and payments are to be given by giving notice pursuant to this section.

(i) Construction. Section headings are included for convenience, but shall not form a part of the Agreement or affect the interpretation of any part hereof. The word "including" is used in this Agreement in a non-exclusive sense and, unless otherwise expressly set forth, shall be interpreted as being illustrative and not limiting.

(j) Expenses. Each party shall bear its own expenses.

(k) Signatures. This Agreement may be signed in counterparts. An electronic or pdf transmission of a signature page will be considered an original signature page.

(l) No Third Party Beneficiaries. Except as expressly provided herein, nothing contained in this Agreement is intended to confer upon any person or entity any rights, benefits or remedies of any kind or character whatsoever, and no person or entity, including without limitation any TA Client, shall be deemed a third-party beneficiary under or by reason of this Agreement.

(m) Amendment. This Agreement may be amended only by a written document signed by both parties to this Agreement.

[*Signature Follows*]

The parties have executed this Agreement as of the Effective Date.

CUSTOMER:

TEMPO AUTOMATION HOLDINGS, INC.

By: ______________________

Name: Joy Weiss

Title: CEO

MANUFACTURER:

123PCB CORPORATION dba NETWORK PCB

KEVIN LE

Name of Other Signatory (Please Print)

____

Signature

President / CEO

Title

EXHIBIT A

PRODUCTS

Printed Circuit Board Assemblies

EXHIBIT B

MARKS

Tempo Automation, Inc.

Tempo Automation Holdings, Inc.

EXHIBIT D

ORDER FEE

5.00% of the total revenue amount received by Manufacturer for the accepted Order , less any commissions paid, from TA Client for the first twelve months (12) from the date hereof, and 3.00% for the remaining 48 months, excluding any add-on charges such as non-recurring expenses (NRE's), change or rework fees, taxes, duties, shipping, etc.

EXHIBIT E

CERTIFICATIONS

International Traffic in Arms Regulations (“ITAR”)